Exhibit 99.1

Bridgewater Bancshares, Inc. Announces Second Quarter 2020 Earnings

Bridgewater Bancshares, Inc. (Nasdaq: BWB) (the Company), the parent company of Bridgewater Bank (the Bank), today announced net income of $7.6 million for the second quarter of 2020, a 2.1% increase over net income of $7.4 million for the first quarter of 2020, and a 5.1% decrease over net income of $8.0 million for the second quarter of 2019. Net income per diluted common share for the second quarter of 2020 and 2019 was $0.26.

“I’m extremely proud of our team and their resiliency to navigate this challenging environment, in what has proved be a quarter of mixed emotions,” commented Chairman, Chief Executive Officer, and President, Jerry Baack. “We believe our strong pre-provision earnings, driven by our top quartile efficiency, provide flexibility for us to continue weathering this pandemic. During the quarter, we enhanced our firm foundation by increasing our reserve build and successfully issuing $50 million of 5.25% Fixed-to-Floating Rate Subordinated Notes due June 2030 in a private placement. Our team has undergone massive efforts to remain connected with our clients, to understand the impacts to their operations, and we are actively working to support them during this unprecedented time. We worked tirelessly to help more than 1,100 clients, new and existing, obtain Paycheck Protection Program, or PPP, funds and have further supported borrowers through our loan modification programs.  Although this teamwork inspired us this quarter, recent tragic events hit very close to home in our own Minneapolis community and bring to light the social injustices that exist. It is an important time for change and while there is much work to do, our team is committed to helping our communities emerge stronger and more united.”

Second Quarter 2020 Financial Results

		Diluted	Nonperforming	Adjusted	Tangible common equity
ROA	ROE	Earnings per share	assets to total assets	efficiency ratio (1)	to tangible assets (1)
1.17%	11.98%	$0.26	0.02%	40.4%	9.23%

(1)	Represents a non-GAAP financial measure. See "Non-GAAP Financial Measures" for further details.

Linked-Quarter Highlights

●	Annualized pre-provision net revenue return on average assets, a non-GAAP financial measure, was 2.00% for the second quarter of 2020, compared to 2.11% for the first quarter of 2020.

●	The adjusted efficiency ratio, a non-GAAP financial measure which excludes the impact of certain non-routine income and expenses from noninterest expense, was 40.4% for the second quarter of 2020, compared to 44.1% for the first quarter of 2020.

●	Through the Company’s participation in the Small Business Administration’s (SBA) Paycheck Protection Program (PPP) over 1,100 loans were funded to both existing and new clients. As of June 30, 2020, principal balances originated during the quarter totaled $180.2 million and resulted in fees from the SBA, net of costs, of $5.7 million, $528,000 of which was recognized in the second quarter of 2020.

●	Deposits increased $341.9 million to $2.24 billion at June 30, 2020, compared to March 31, 2020. The growth included $133.8 million in organic deposits, or 28.2% annualized, excluding an estimated $60.0 million in growth attributable to remaining PPP loan funds.

●	Issued $50.0 million of 5.25% Fixed-to-Floating Rate Subordinated Notes due June 2030 in a private placement on June 19, 2020.

●	Annualized net loan charge-offs (recoveries) as a percent of average loans were (0.01)% for the second quarter of 2020, compared to 0.01% for the first quarter of 2020.

●	The ratio of nonperforming assets to total assets was 0.02% at June 30, 2020, compared to 0.03% at March 31, 2020.

●	A loan loss provision of $3.0 million was recorded for the second quarter of 2020, primarily due to increased allocations for economic factors associated with the COVID-19 pandemic. The allowance for loan losses to total loans was 1.26% at June 30, 2020, compared to 1.23% at March 31, 2020. The allowance for loan losses to total loans, excluding $180.2 million of PPP loans, was 1.37% at June 30, 2020.

Year-Over-Year Highlights

●	Diluted earnings per common share for the second quarter of 2020 were $0.26, compared to $0.26 for the second quarter of 2019.

●	Cost of deposits declined 47 basis points to 0.99% in the second quarter of 2020 compared to 1.46% in the second quarter of 2019.

●	Tangible book value per share, a non-GAAP financial measure, increased 13.1%, or $1.02, to $8.80 at June 30, 2020, compared to $7.78 at June 30, 2019.

●	Gross loans increased $408.9 million at June 30, 2020, or 22.9%, compared to June 30, 2019. Year-over-year loan growth was $228.6 million, excluding $180.2 million of PPP loans. Year-to-date annualized loan growth for 2020, excluding PPP loans, was 10.6% as of June 30, 2020.

●	Deposits increased $542.8 million at June 30, 2020, or 31.9%, compared to June 30, 2019. Year-over-year growth consisted of $316.7 million in organic deposits, excluding an estimated $60.0 million in growth attributable to remaining PPP loan funds. Year-to-date annualized organic deposit growth, excluding remaining PPP loan funds, for 2020 was 23.2% as of June 30, 2020.

●	The ratio of nonperforming assets to total assets was 0.02% at June 30, 2020, compared to 0.07% at June 30, 2019.

Recent Developments

The outbreak of the novel coronavirus, or COVID-19, which was declared a pandemic by the World Health Organization on March 11, 2020, has continued to create uncertainty and extraordinary change for the Company, its clients, its communities and the country as a whole. In response to this pandemic, the Company rapidly deployed its business continuity plan and continues to take steps to protect the health and safety of its employees and clients. Proactively, defensive strategies have been employed in all departments to ensure the Company is well positioned to battle the unforeseen implications of the COVID-19 pandemic. Given the fluidity of the situation, management cannot estimate the duration and full impact of the COVID-19 pandemic on the economy, financial markets and the Company’s financial condition and results of operations. At this point, management does not expect that the Company’s financial results in future quarters will track with the Company’s historical performance.

The Company’s primary banking market area is the Minneapolis-St. Paul-Bloomington, MN-WI Metropolitan Statistical Area. In Minnesota, the Governor issued an order on March 25, 2020 that, subject to limited exceptions, required individuals to stay at home and non-essential businesses to cease all activities, other than minimum basic operations. This order was lifted as of May 18, 2020 and the state entered a phased-in approach to reopening, where businesses must operate under certain restrictions based on the nature and industry of the business. As a result of the original order and restrictions, Minnesota has experienced a dramatic and sudden increase in unemployment levels, significant stress on personal and business income, and recessionary economic conditions. Recent increases in COVID-19 infections across the nation have created uncertainty surrounding the future recovery of many companies’ operations and the local economy. Fortunately, to date Minnesota has been less impacted by the virus than other states in terms of cases and deaths.

The Company’s operations are being conducted in material compliance with current federal, state and local government guidelines regarding social distancing, sanitation, and personal hygiene. Throughout the quarter, bank branches operated under modified hours and limited locations. In June, the Company started to expand hours and reopen branch locations providing clients with full-service options at all but the Company’s two downtown locations, where offices remain closed and traffic would be minimal. To ensure the safety of the Company’s staff and clients, masks are mandatory and proper social distancing protocols are enforced. Non-branch personnel continue to work remotely. A COVID-19 Preparedness Plan has been created outlining the protocols for employees as they return to the office which is currently scheduled for mid-August. Additional details about the Company’s COVID-19 pandemic assistance programs, including relevant disclosures and up-to-date information, are maintained at bwbmn.com.

During the second quarter, the Company participated in the SBA’s PPP which stemmed from the Coronavirus, Aid, Relief and Economic Security, or CARES, Act that was signed into law on March 27, 2020. The Company committed significant efforts related to PPP loan origination in the second quarter of 2020, and will shift such efforts to forgiveness processing in future quarters. The following table summarizes PPP loan originations by balance segment:

	As of and for the three months ended June 30, 2020
	Number	Principal	Net Origination	Net Origination
(dollars in thousands)	of Loans	Balance	Fees Generated	Fees Earned
Balance Segment
Less than $350	1,004	$64,429	$2,934	$263
$350 to $2,000	107	80,618	2,388	231
Greater than $2,000	11	35,181	349	34
Totals	1,122	$180,228	$5,671	$528

The Company has increased oversight and analysis of all credits, especially in vulnerable industries such as hospitality and restaurants, to proactively monitor evolving credit risk. With the change in economic conditions and the uncertain duration of the COVID-19 pandemic, the Company’s portfolio is expected to be negatively impacted and management expects delinquencies and charge-offs to rise in future periods. The Company will continue to monitor credits closely, while working with clients to provide relief when appropriate.

The Company has developed programs for clients who are experiencing business and personal disruptions due to the COVID-19 pandemic by providing loan payment deferrals and interest-only modifications. In accordance with interagency regulatory guidance and the CARES Act, qualifying loans modified in response to the COVID-19 pandemic will not be considered troubled debt restructurings.

The following table presents a summary of closed loan modifications, by loan segment and modification type, as of June 30, 2020:

	Interest-Only		Payment Deferral		Total
	Amount	# of Loans	Amount	# of Loans	Amount	# of Loans
(dollars in thousands)
Commercial	$17,615	36	$13,355	14	$30,970	50
Construction and Land Development	133	1	—	—	133	1
Real Estate Mortgage:
1 - 4 Family Mortgage	8,037	22	420	2	8,457	24
Multifamily	41,320	6	16,251	3	57,571	9
CRE Owner Occupied	7,397	14	1,502	3	8,899	17
CRE Nonowner Occupied	100,805	41	86,175	18	186,980	59
Consumer and Other	—	—	—	—	—	—
Totals	$175,307	120	$117,703	40	$293,010	160

Modifications have been granted based on specific needs and circumstances affecting each borrower. Interest-only modifications have been primarily granted for a three to six month period, but range up to twelve months. Payment deferral modifications have been granted for a three to six month period. Management anticipates the loan modifications may continue throughout 2020.

The Company’s construction of a new corporate headquarters in St. Louis Park is nearing completion. Despite the challenges faced with the COVID-19 pandemic, the Company does not anticipate delays in the scheduled third quarter 2020 opening of the new building. Management expects that occupancy and equipment expense will rise in future periods related to the operations and depreciation of the new building.

Key Financial Measures

	As of and for the Three Months Ended			As of and for the Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2020	2020	2019	2020	2019
Per Common Share Data
Basic Earnings Per Share	$0.26	$0.26	$0.27	$0.52	$0.50
Diluted Earnings Per Share	0.26	0.25	0.26	0.51	0.49
Book Value Per Share	8.92	8.61	7.90	8.92	7.90
Tangible Book Value Per Share (1)	8.80	8.49	7.78	8.80	7.78
Basic Weighted Average Shares Outstanding	28,676,441	28,791,494	29,703,024	28,733,968	29,899,241
Diluted Weighted Average Shares Outstanding	29,165,157	29,502,245	30,312,039	29,350,426	30,510,180
Shares Outstanding at Period End	28,837,560	28,807,375	28,986,729	28,837,560	28,986,729

Selected Performance Ratios
Return on Average Assets (Annualized)	1.17%	1.29%	1.55%	1.22%	1.49%
Pre-Provision Net Revenue Return on Average Assets (Annualized)(1)	2.00	2.11	2.08	2.05	2.05
Return on Average Common Equity (Annualized)	11.98	11.94	13.88	11.96	13.25
Return on Average Tangible Common Equity (Annualized) (1)	12.14	12.10	14.10	12.12	13.47
Yield on Interest Earning Assets	4.45	4.90	5.05	4.66	5.02
Yield on Total Loans, Gross	4.85	5.17	5.33	5.00	5.30
Cost of Interest Bearing Liabilities	1.58	1.84	2.07	1.70	2.07
Cost of Total Deposits	0.99	1.27	1.46	1.12	1.46
Net Interest Margin (2)	3.38	3.59	3.60	3.48	3.57
Efficiency Ratio (1)	48.6	44.4	50.1	46.5	47.20
Adjusted Efficiency Ratio (1)	40.4	44.1	42.7	42.2	42.9
Noninterest Expense to Average Assets (Annualized)	1.64	1.69	1.84	1.67	1.72
Adjusted Noninterest Expense to Average Assets (Annualized) (1)	1.37	1.68	1.57	1.51	1.56
Loan to Deposit Ratio	97.8	105.4	105.0
Core Deposits to Total Deposits	75.7	78.6	78.3
Tangible Common Equity to Tangible Assets (1)	9.23	10.13	10.64

Capital Ratios (Bank Only) (3)
Tier 1 Leverage Ratio	11.36%	10.93%	10.99%
Tier 1 Risk-based Capital Ratio	12.96	11.53	11.73
Total Risk-based Capital Ratio	14.21	12.67	12.67

Capital Ratios (Consolidated) (3)
Tier 1 Leverage Ratio	9.94%	10.51%	10.75%
Tier 1 Risk-based Capital Ratio	11.39	11.10	11.48
Total Risk-based Capital Ratio	15.99	13.38	13.70

(1)	Represents a non-GAAP financial measure. See "Non-GAAP Financial Measures" for further details.
(2)	Amounts calculated on a tax-equivalent basis using the statutory federal tax rate of 21%.
(3)	Preliminary data. Current period subject to change prior to filings with applicable regulatory agencies.

Selected Financial Data

	June 30,	March 31,	December 31,	September 30,	June 30,
(dollars in thousands)	2020	2020	2019	2019	2019
Selected Balance Sheet Data
Total Assets	$2,754,463	$2,418,730	$2,268,830	$2,232,339	$2,123,631
Total Loans, Gross	2,193,778	2,002,817	1,912,038	1,846,218	1,784,903
Allowance for Loan Losses	27,633	24,585	22,526	22,124	21,362
Goodwill and Other Intangibles	3,391	3,439	3,487	3,535	3,582

Deposits	2,242,051	1,900,127	1,823,310	1,802,236	1,699,265
Tangible Common Equity (1)	253,799	244,704	241,307	232,524	225,555
Total Shareholders' Equity	257,190	248,143	244,794	236,059	229,137
Average Total Assets - Quarter-to-Date	2,622,272	2,317,040	2,221,370	2,168,909	2,069,707
Average Common Equity - Quarter-to-Date	255,109	250,800	240,188	232,590	231,374

(1)Represents a non-GAAP financial measure. See "Non-GAAP Financial Measures" for further details.

	For the Three Months Ended			For the Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
(dollars in thousands)	2020	2020	2019	2020	2019
Selected Income Statement Data
Interest Income	$28,166	$27,468	$25,520	$55,634	$49,787
Interest Expense	6,824	7,366	7,382	14,190	14,518
Net Interest Income	21,342	20,102	18,138	41,444	35,269
Provision for Loan Losses	3,000	2,100	600	5,100	1,200
Net Interest Income after Provision for Loan Losses	18,342	18,002	17,538	36,344	34,069
Noninterest Income	1,977	1,719	1,134	3,696	1,768
Noninterest Expense	10,711	9,746	9,474	20,457	17,359
Income Before Income Taxes	9,608	9,975	9,198	19,583	18,478
Provision for Income Taxes	2,010	2,532	1,189	4,542	3,451
Net Income	$7,598	$7,443	$8,009	$15,041	$15,027

Income Statement

Net Interest Income

Net interest income was $21.3 million for the second quarter of 2020, an increase of $1.2 million, or 6.2%, from $20.1 million in the first quarter of 2020, and an increase of $3.2 million, or 17.7%, from $18.1 million in the second quarter of 2019. The linked-quarter increase in net interest income was primarily due to growth in average interest earning assets and lower rates paid on deposits, offset partially by lower rates on interest earning assets. The year-over-year increase in net interest income was largely attributed to growth in average interest earning assets, which increased by $521.7 million, or 25.5%, to $2.57 billion for the second quarter of 2020, from $2.05 billion for the second quarter of 2019. This increase in average interest earning assets was primarily due to continued organic growth in the loan portfolio and most recently, the funding of PPP loans.

Net interest margin (on a fully tax-equivalent basis) for the second quarter of 2020 was 3.38%, a 21 basis point decrease from 3.59% in the first quarter of 2020, and a 22 basis point decrease from 3.60% in the second quarter of 2019. While the Company is encouraged by the continued reduction in the cost of interest bearing liabilities during the second quarter of 2020, the linked-quarter decrease in net interest margin was primarily attributed to a meaningful increase in on-balance sheet liquidity in conjunction with the historically low and flat yield curve weighing on subsequent earning asset yields. Furthermore, the Company’s participation in the PPP generated strong loan origination volume during the second quarter of 2020; however, the interest rate of 1.00% earned on these loans is significantly lower than the aggregate loan yield, thus impacting the net interest margin during the quarter. It is worth noting that the core net interest margin, excluding PPP loans and corresponding deposit balances, was 3.43% for the second quarter of 2020. The year-over-year decline in net interest margin largely followed the same themes as the quarter. Despite a significant reduction in interest bearing deposit costs over the year, the historically low interest rate environment coupled with a more liquid balance sheet mix pressured earning asset yields lower and ultimately compressed the net interest margin.

Interest income was $28.2 million for the second quarter of 2020, an increase of $698,000, or 2.5%, from $27.5 million in the first quarter of 2020, and an increase of $2.6 million, or 10.4%, from $25.5 million in the second quarter of 2019. The yield on interest earning assets (on a fully tax-equivalent basis) was 4.45% in the second quarter of 2020, compared to 4.90% in the first quarter of 2020, and 5.05% in the second quarter of 2019. The linked-quarter decrease in the yield on interest earning assets was a function of the historically low yield curve combined with the Company’s deliberate shift to a more liquid balance sheet composition given the uncertain economic environment. The year-over-year decline in the yield on interest earning assets was primarily due to the falling interest rate environment.

Loan interest income and loan fees remain the primary contributing factors to the changes in yield on interest earning assets. The aggregate loan yield, excluding PPP loans, decreased to 5.01% in the second quarter of 2020, which is 16 basis points lower than 5.17% in the first quarter of 2020, and 32 basis points lower than 5.33% in the second quarter of 2019. While loan fees have maintained a stable contribution to aggregate loan yield, the historically low and flat yield curve has resulted in a declining core yield on loans in comparison to both prior periods.

A summary of interest and fees recognized on loans, excluding PPP loans, for the periods indicated is as follows:

	Three Months Ended
	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019
Interest	4.76%	4.90%	5.00%	5.07%	5.10%
Fees	0.25	0.27	0.33	0.25	0.23
Yield on Loans	5.01%	5.17%	5.33%	5.32%	5.33%

Interest expense was $6.8 million for the second quarter of 2020, a decrease of $542,000, or 7.4%, from $7.4 million in the first quarter of 2020, and a decrease of $558,000, or 7.6%, from $7.4 million in the second quarter of 2019. The cost of interest bearing liabilities declined 26 basis points on a linked-quarter basis from 1.84% in the first quarter of 2020 to 1.58% in the second quarter of 2020, primarily due to lower rates paid on deposits. On a year-over-year basis, the cost of interest bearing liabilities decreased 49 basis points from 2.07% in the second quarter of 2019 to 1.58% in the second quarter of 2020. Given strong deposit growth and ample time deposit maturities over the next 12 months, the Company anticipates meaningful deposit repricing opportunities in future quarters. Furthermore, the Company will continue to evaluate strategies similar to the recent strategy that involved prepaying $25.0 million of long term FHLB advances with a blended 2.89% cost and supplementing with much lower cost core deposits.

A summary of the Company’s average balances, interest yields and rates, and net interest margin for the three months ended June 30, 2020, March 31, 2020, and June 30, 2019 is as follows:

	For the Three Months Ended
	June 30, 2020			March 31, 2020			June 30, 2019
	Average	Interest	Yield/	Average	Interest	Yield/	Average	Interest	Yield/
	Balance	& Fees	Rate	Balance	& Fees	Rate	Balance	& Fees	Rate
(dollars in thousands)
Interest Earning Assets:
Cash Investments	$109,073	$37	0.14%	$29,462	$59	0.81%	$38,142	$171	1.80%
Investment Securities:
Taxable Investment Securities	203,559	1,304	2.58	188,186	1,387	2.96	140,890	1,058	3.01
Tax-Exempt Investment Securities (1)	91,793	996	4.37	94,728	1,024	4.35	103,223	1,103	4.28
Total Investment Securities	295,352	2,300	3.13	282,914	2,411	3.43	244,113	2,161	3.55
Paycheck Protection Program Loans (2)	139,235	873	2.52	—	—	—	—	—	—
Loans (1)(2)	2,013,163	25,070	5.01	1,954,959	25,150	5.17	1,755,686	23,321	5.33
Total Loans	2,152,398	25,943	4.85	1,954,959	25,150	5.17	1,755,686	23,321	5.33
Federal Home Loan Bank Stock	10,469	125	4.81	10,270	100	3.93	7,694	100	5.23
Total Interest Earning Assets	2,567,292	28,405	4.45%	2,277,605	27,720	4.90%	2,045,635	25,753	5.05%
Noninterest Earning Assets	54,980			39,435			24,072
Total Assets	$2,622,272			$2,317,040			$2,069,707
Interest Bearing Liabilities:
Deposits:
Interest Bearing Transaction Deposits	272,565	377	0.56%	246,843	431	0.70%	202,886	387	0.77%
Savings and Money Market Deposits	521,313	1,327	1.02	533,578	1,905	1.44	431,716	1,938	1.80
Time Deposits	388,357	2,122	2.20	376,154	2,177	2.33	354,026	2,120	2.40
Brokered Deposits	319,711	1,344	1.69	218,289	1,211	2.23	266,804	1,575	2.37
Total Interest Bearing Deposits	1,501,946	5,170	1.38	1,374,864	5,724	1.67	1,255,432	6,020	1.92
Federal Funds Purchased	9	—	0.72	24,835	107	1.74	2,089	12	2.24
Notes Payable	12,000	111	3.72	12,505	115	3.70	14,000	130	3.72
FHLB Advances	193,819	1,064	2.21	172,379	1,027	2.40	131,385	827	2.52
Subordinated Debentures	31,228	479	6.17	24,744	393	6.39	24,673	393	6.39
Total Interest Bearing Liabilities	1,739,002	6,824	1.58%	1,609,327	7,366	1.84%	1,427,579	7,382	2.07%
Noninterest Bearing Liabilities:
Noninterest Bearing Transaction Deposits	603,456			444,201			401,480
Other Noninterest Bearing Liabilities	24,705			12,712			9,274

Total Noninterest Bearing Liabilities	628,161			456,913			410,754
Shareholders' Equity	255,109			250,800			231,374
Total Liabilities and Shareholders' Equity	$2,622,272			$2,317,040			$2,069,707
Net Interest Income / Interest Rate Spread		21,581	2.87%		20,354	3.06%		18,371	2.98%
Net Interest Margin (3)			3.38%			3.59%			3.60%
Taxable Equivalent Adjustment:
Tax-Exempt Investment Securities		(239)			(252)			(233)
Net Interest Income		$21,342			$20,102			$18,138

(1)	Interest income and average rates for tax-exempt investment securities and loans are presented on a tax-equivalent basis, assuming a statutory federal income tax rate of 21%.
(2)	Average loan balances include nonaccrual loans. Interest income on loans includes amortization of deferred loan fees, net of deferred loan costs.
(3)	Net interest margin includes the tax equivalent adjustment and represents the annualized results of: (i) the difference between interest income on interest earning assets and the interest expense on interest bearing liabilities, divided by (ii) average interest earning assets for the period.

Provision for Loan Losses

The provision for loan losses was $3.0 million for the second quarter of 2020, an increase of $900,000 from $2.1 million for the first quarter of 2020, and an increase of $2.4 million from $600,000 for the second quarter of 2019. The allowance for loan losses to total loans was 1.26% at June 30, 2020, compared to 1.23% at March 31, 2020, and 1.20% at June 30, 2019. The allowance for loan losses to total loans, excluding $180.2 million of PPP loans, was 1.37% at June 30, 2020. The reserve build in the second quarter of 2020 was attributable to changes in economic conditions and evolving risks identified in certain commercial sectors driven by the impact of the COVID-19 pandemic.

As an emerging growth company, the Company is not subject to Accounting Standards Update No. 2016-13 “Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses of Financial Instruments,“ or CECL, until January 1, 2023.

The following table presents the activity in the Company’s allowance for loan losses for the periods indicated:

	Three Months Ended			Six Months Ended
	June 30,	March 31.	June 30,	June 30,	June 30,
(dollars in thousands)	2020	2020	2019	2020	2019
Balance at Beginning of Period	$24,585	$22,526	$20,607	$22,526	$20,031
Provision for Loan Losses	3,000	2,100	600	5,100	1,200
Charge-offs	(1)	(47)	(3)	(48)	(39)
Recoveries	49	6	158	55	170
Balance at End of Period	$27,633	$24,585	$21,362	$27,633	$21,362

Noninterest Income

Noninterest income was $2.0 million for the second quarter of 2020, an increase of $258,000 from $1.7 million for the first quarter of 2020, and an increase of $843,000 from $1.1 million for the second quarter of 2019. The linked-quarter increase was primarily due to increased gains on sales of securities, offset partially by decreased customer service and swap fees. Customer service fees have declined due to lower account activity and ongoing fee waivers as a result of the COVID-19 pandemic. The year-over-year increase was primarily due to increased gains on sales of securities and letter of credit fees.

The following table presents the major components of noninterest income for the periods indicated:

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
(dollars in thousands)	2020	2020	2019	2020	2019
Noninterest Income:
Customer Service Fees	$135	$240	$189	$375	$380
Net Gain on Sales of Securities	1,361	3	463	1,364	458
Letter of Credit Fees	265	274	213	539	459
Debit Card Interchange Fees	99	92	109	191	197
Swap Fees	—	907	—	907	—
Other Income	117	203	160	320	274
Totals	$1,977	$1,719	$1,134	$3,696	$1,768

Noninterest Expense

Noninterest expense was $10.7 million for the second quarter of 2020, an increase of $965,000 from $9.7 million for the first quarter of 2020, and an increase of $1.2 million from $9.5 million for the second quarter of 2019. The linked-quarter increase was primarily due to $1.4 million of FHLB advance prepayment fees incurred for the extinguishment of $25.0 million of fixed rate advances and higher amortization of tax credit investments. The increase was partially offset by general decreases in other operating expenses due to the COVID-19 pandemic, mainly marketing and advertising. The decrease in salaries expense was attributable to a $316,000 deferral of salary costs associated with the origination of PPP loans; these costs are netted against fees and amortized as a yield adjustment over the life of the loan. The year-over-year increase was attributed to increased salaries and employee benefits and FHLB advance prepayment fees, offset partially by decreased marketing and advertising and amortization of tax credit investments.

The following table presents the major components of noninterest expense for the periods indicated:

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
(dollars in thousands)	2020	2020	2019	2020	2019
Noninterest Expense:
Salaries and Employee Benefits	$6,348	$6,454	$5,124	$12,802	$9,926
Occupancy and Equipment	672	713	785	1,385	1,441
FDIC Insurance Assessment	168	190	285	358	570
Data Processing	238	229	151	467	304
Professional and Consulting Fees	423	485	451	908	839
Information Technology and Telecommunications	326	266	208	592	444
Marketing and Advertising	85	466	404	551	869
Intangible Asset Amortization	47	48	47	95	95
Amortization of Tax Credit Investments	362	85	1,390	447	1,567
FHLB Advance Prepayment Fees	1,430	—	—	1,430	—
Other Expense	612	810	629	1,422	1,304
Totals	$10,711	$9,746	$9,474	$20,457	$17,359

The Company had 173 full-time equivalent employees at June 30, 2020, compared to 170 employees at March 31, 2020, and 150 employees at June 30, 2019. Despite the uncertainty surrounding the COVID-19 pandemic, the Company continues to attract in-market lenders and deposit gatherers from previous M&A disruption.

While the Company has always prided itself on a “branch-light” footprint, the efficiencies of this model garnered throughout the pandemic, and going forward, have positioned the Company well to continue making investments in technology as the industry adapts to evolving client behavior. The efficiency ratio, a non-GAAP financial measure, was 48.6% for the second quarter of 2020, compared to 44.4% for the first quarter of 2020, and 50.1% for the second quarter of 2019. Excluding the impact of certain non-routine income and expenses, the adjusted efficiency ratio, a non-GAAP financial measure, was 40.4% for the second quarter of 2020, 44.1% for the first quarter of 2020 and 42.7% for the second quarter of 2019.

Income Taxes

The effective combined federal and state income tax rate for the second quarter of 2020 was 20.9%, a decrease from 25.4% for the first quarter of 2020 and an increase from 12.9% for the second quarter of 2019. The change in effective combined rate compared to both periods was due to changes in tax credits being recognized.

Balance Sheet

Total assets at June 30, 2020 were $2.75 billion, a 13.9% increase from $2.42 billion at March 31, 2020, and a 29.7% increase from $2.12 billion at June 30, 2019. The increase in total assets was primarily due to organic loan growth and PPP loan growth.

Total gross loans at June 30, 2020 were $2.19 billion, an increase of $191.0 million, or 9.5%, over total gross loans of $2.00 billion at March 31, 2020, and an increase of $408.9 million, or 22.9%, over total gross loans of $1.78 billion at June 30, 2019. Loan growth in the second quarter of 2020 was primarily attributable to the Company’s participation in the PPP. Year-to-date annualized loan growth, excluding $180.2 million of PPP loans, was 10.6% as of June 30, 2020.

The following table presents the dollar composition of the Company’s loan portfolio, by category, at the dates indicated:

	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019
(dollars in thousands)
Commercial and Industrial	$302,536	$299,425	$276,035	$291,723	$287,804
Paycheck Protection Program	180,228	—	—	—	—
Construction and Land Development	191,768	183,350	196,776	216,054	195,568
Real Estate Mortgage:
1 - 4 Family Mortgage	289,456	272,590	260,611	254,782	247,029
Multifamily	522,491	536,380	515,014	456,257	437,198
CRE Owner Occupied	73,539	75,207	66,584	71,209	68,681
CRE Nonowner Occupied	627,651	631,541	592,545	551,992	544,579
Total Real Estate Mortgage Loans	1,513,137	1,515,718	1,434,754	1,334,240	1,297,487
Consumer and Other	6,109	4,324	4,473	4,201	4,044
Total Loans, Gross	2,193,778	2,002,817	1,912,038	1,846,218	1,784,903
Allowance for Loan Losses	(27,633)	(24,585)	(22,526)	(22,124)	(21,362)
Net Deferred Loan Fees	(10,287)	(5,336)	(5,512)	(5,788)	(5,157)
Total Loans, Net	$2,155,858	$1,972,896	$1,884,000	$1,818,306	$1,758,384

Total deposits at June 30, 2020 were $2.24 billion, an increase of $341.9 million, or 18.0%, over total deposits of $1.90 billion at March 31, 2020, and an increase of $542.8 million, or 31.9%, over total deposits of $1.70 billion at June 30, 2019. Deposit growth in the second quarter of 2020 was primarily due to strong growth in noninterest bearing transaction deposits and a $148.1 million increase in brokered deposits. The growth in noninterest bearing transaction deposits was primarily attributable to general increases in existing client accounts, as personal and business depositors elected to conserve cash liquidity amidst the ongoing COVID-19 pandemic. The Company estimates approximately $60.0 million of the noninterest bearing transaction deposit growth was due to remaining PPP loan funds. Management believes noninterest bearing transactions deposits could experience fluctuations in future periods. Brokered deposits increased as a result of a change in mix of wholesale funding sources due to favorable funding costs offered compared to other wholesale funding alternatives and to expand on-balance sheet liquidity in this uncertain environment. Furthermore, the brokered deposit market provides flexibility in structure, optionality and efficiency not afforded in traditional, retail deposit channels.

The following table presents the dollar composition of the Company’s deposit portfolio, by category, at the dates indicated:

	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019
(dollars in thousands)
Noninterest Bearing Transaction Deposits	$648,869	$476,217	$447,509	$478,493	$409,198
Interest Bearing Transaction Deposits	285,386	255,483	264,627	243,889	231,318
Savings and Money Market Deposits	516,543	514,113	516,785	470,518	456,447
Time Deposits	382,187	393,340	360,027	363,308	359,338
Brokered Deposits	409,066	260,974	234,362	246,028	242,964
Total Deposits	$2,242,051	$1,900,127	$1,823,310	$1,802,236	$1,699,265

Total shareholders’ equity at June 30, 2020 was $257.2 million, an increase of $9.0 million, or 3.6%, over total shareholders’ equity of $248.1 million at March 31, 2020, and an increase of $28.1 million, or 12.2%, over total shareholders’ equity of $229.1 million at June 30, 2019. The linked-quarter increase was due to net income retained and an increase in unrealized gains in the securities portfolio. The year-over-year increase was due to net income retained, partially offset by stock repurchases made in the first quarter of 2020 under the Company’s stock repurchase program.

The Company did not repurchase any shares of its common stock during the second quarter of 2020. The Company remains committed to maintaining strong capital levels and will consider the current economic environment and the uncertainty of the long-term impact of the COVID-19 pandemic when evaluating its future utilization of the stock repurchase program. Management currently does not expect to begin repurchasing shares again until the impacts of the COVID-19 pandemic have subsided.

While pre-provision earnings remain strong and capital ratios are well in excess of regulatory minimums, the Company further bolstered capital levels by issuing $50.0 million of 5.25% Fixed-to-Floating Rate Subordinated Notes due 2030 during the second quarter of 2020. These notes are callable starting in 2025 and qualify for tier 2 capital treatment at the holding company level. The Company injected $25.0 million of capital into the Bank in connection with the subordinated note issuance, which qualifies for tier 1 capital treatment at the bank level.

Tangible book value per share, a non-GAAP financial measure, was $8.80 as of June 30, 2020, an increase of 3.6% from $8.49 as of March 31, 2020, and an increase of 13.1% from $7.78 as of June 30, 2019.

Asset Quality

The Company has not seen direct impacts of the COVID-19 pandemic to the Company’s asset quality metrics; however, management believes that the economic uncertainty that exists may begin to negatively impact the portfolio in future quarters. Annualized net charge-offs (recoveries) as a percent of average loans for the second quarter of 2020 were (0.01)%, compared to 0.01% for the first quarter of 2020, and (0.04)% for the second quarter of 2019. At June 30, 2020, the Company’s nonperforming assets, which include nonaccrual loans, loans past due 90 days and still accruing, and foreclosed assets, were $602,000, or 0.02% of total assets, as compared to $606,000, or 0.03% of total assets at March 31, 2020, and $1.6 million, or 0.07% of total assets at June 30, 2019.

The Company is closely analyzing all segments within the loan portfolio in response to the COVID-19 pandemic. Loans that have potential weaknesses that warrant a watchlist risk rating remained stable. At June 30, 2020, watchlist loans were $45.7 million, compared to $45.8 million at March 31, 2020. As the COVID-19 pandemic continues to evolve, the length and extent of the economic contraction may dictate further watchlist or adverse classifications in the loan portfolio.

The following table presents a summary of asset quality measurements at the dates indicated:

	As of and for the Three Months Ended
	June 30,	March 31	December 31,	September 30,	June 30,
(dollars in thousands)	2020	2020	2019	2019	2019
Selected Asset Quality Data
Loans 30-89 Days Past Due	$153	$21	$403	$—	$470
Loans 30-89 Days Past Due to Total Loans	0.01%	0.00%	0.02%	0.00%	0.03%
Nonperforming Loans	$602	$606	$461	$828	$555
Nonperforming Loans to Total Loans	0.03%	0.03%	0.02%	0.04%	0.03%
Foreclosed Assets	$—	$—	$—	$—	$1,033
Nonaccrual Loans to Total Loans	0.03%	0.03%	0.02%	0.04%	0.03%
Nonaccrual Loans and Loans Past Due 90 Days and Still Accruing to Total Loans	0.03	0.03	0.02	0.04	0.03
Nonperforming Assets (1)	$602	$606	$461	$828	$1,588
Nonperforming Assets to Total Assets (1)	0.02%	0.03%	0.02%	0.04%	0.07%
Allowance for Loan Losses to Total Loans	1.26	1.23	1.18	1.20	1.20
Allowance for Loan Losses to Total Loans, Excluding PPP Loans	1.37	N/A	N/A	N/A	N/A
Allowance for Loans Losses to Nonperforming Loans	4,590.20	4,056.93	4,886.33	2,671.98	3,849.01
Net Loan Charge-Offs (Recoveries) (Annualized) to Average Loans	(0.01)	0.01	0.04	0.03	(0.04)

(1)	Nonperforming assets are defined as nonaccrual loans plus loans 90 days past due plus foreclosed assets.

About the Company

Bridgewater Bancshares, Inc. is a financial holding company headquartered in Bloomington, Minnesota. The Company has two wholly owned subsidiaries, Bridgewater Bank, a Minnesota-chartered commercial bank founded in November 2005, and Bridgewater Risk Management, Inc., a captive insurance company founded in December 2016. Bridgewater Bank has two wholly owned subsidiaries, Bridgewater Investment Management, Inc. and BWB Holdings, LLC. Bridgewater Bank currently operates through 7 branches in Bloomington, Greenwood, Minneapolis (2), St. Louis Park, Orono, and St. Paul, all located within the Minneapolis-St. Paul-Bloomington metropolitan statistical area.

Investor Relations Contact:

Jerry Baack

Chief Executive Officer

investorrelations@bwbmn.com

952-893-6866

Use of Non-GAAP financial measures

In addition to the results presented in accordance with U.S. Generally Accepted Accounting Principles (GAAP), the Company routinely supplements its evaluation with an analysis of certain non-GAAP financial measures. The Company believes these non-GAAP financial measures, in addition to the related GAAP measures, provide meaningful information to investors to help them understand the Company’s operating performance and trends, and to facilitate comparisons with the performance of peers. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Reconciliations of non-GAAP disclosures used in this earnings release to the comparable GAAP measures are provided in the accompanying tables.

Forward-Looking Statements

This earnings release contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, statements concerning plans, estimates, calculations, forecasts and projections with respect to the anticipated future performance of the Company. These statements are often, but not always, identified by words such as “may”, “might”, “should”, “could”, “predict”, “potential”, “believe”, “expect”, “continue”, “will”, “anticipate”, “seek”, “estimate”, “intend”, “plan”, “projection”, “would”, “annualized”, “target” and “outlook”, or the negative version of those words or other comparable words of a future or forward-looking nature.

Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the following: the negative effects of the COVID-19 pandemic, including its effects on the economic environment, our clients and our operations, as well as any changes to federal, state or local government laws, regulations or orders in connection with the pandemic; loan concentrations in our portfolio; the overall health of the local and national real estate market; our ability to successfully manage credit risk; business and economic conditions generally and in the financial services industry, nationally and within our market area; our ability to maintain an adequate level of allowance for loan losses; new or revised accounting standards, including as a result of the future implementation of the Current Expected Credit Loss standard; the concentration of large loans to certain borrowers; the concentration of large deposits from certain clients; our ability to successfully manage liquidity risk; our dependence on non-core funding sources and our cost of funds; our ability to raise additional capital to implement our business plan; our ability to implement our growth strategy and manage costs effectively; developments and uncertainty related to the future use and availability of some reference rates, such as the London Interbank Offered Rate, as well as other alternative reference rates; the composition of our senior leadership team and our ability to attract and retain key personnel; the occurrence of fraudulent activity, breaches or failures of our information security controls or cybersecurity-related incidents; interruptions involving our information technology and telecommunications systems or third-party servicers; competition in the financial services industry; the effectiveness of our risk management framework; the commencement and outcome of litigation and other legal proceedings and regulatory actions against us; the impact of recent and future legislative and regulatory changes; interest rate risk; fluctuations in the values of the securities held in our securities portfolio; the imposition of tariffs or other governmental policies impacting the value of products produced by our commercial borrowers; severe weather, natural disasters, wide spread disease or pandemics (including the COVID-19 pandemic), acts of war or terrorism or other adverse external events; potential impairment to the goodwill we recorded in connection with our past acquisition; and any other risks described in the “Risk Factors” sections of reports filed by the Company with the Securities and Exchange Commission.

Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Bridgewater Bancshares, Inc. and Subsidiaries
Consolidated Balance Sheets

(dollars in thousands, except share data)

	June 30,	December 31,	June 30,
	2020	2019	2019
	(Unaudited)		(Unaudited)
ASSETS
Cash and Cash Equivalents	$178,428	$31,935	$66,389
Bank-Owned Certificates of Deposit	2,895	2,654	2,699
Securities Available for Sale, at Fair Value	326,295	289,877	241,925
Loans, Net of Allowance for Loan Losses of $27,633 at June 30, 2020 (unaudited), $22,526 at December 31, 2019 and $21,362 at June 30, 2019 (unaudited)	2,155,858	1,884,000	1,758,384
Federal Home Loan Bank (FHLB) Stock, at Cost	8,617	7,824	8,064
Premises and Equipment, Net	43,062	27,628	18,623
Foreclosed Assets	—	—	1,033
Accrued Interest	8,267	6,775	7,583
Goodwill	2,626	2,626	2,626
Other Intangible Assets, Net	765	861	956
Other Assets	27,650	14,650	15,349
Total Assets	$2,754,463	$2,268,830	$2,123,631

LIABILITIES AND EQUITY
LIABILITIES
Deposits:
Noninterest Bearing	$648,869	$447,509	$409,198
Interest Bearing	1,593,182	1,375,801	1,290,067
Total Deposits	2,242,051	1,823,310	1,699,265
Notes Payable	12,000	13,000	14,000
FHLB Advances	147,500	136,500	142,500
Subordinated Debentures, Net of Issuance Costs	73,658	24,733	24,681
Accrued Interest Payable	1,953	1,982	2,109
Other Liabilities	20,111	24,511	11,939
Total Liabilities	2,497,273	2,024,036	1,894,494

SHAREHOLDERS' EQUITY
Preferred Stock- $0.01 par value
Authorized 10,000,000; None Issued and Outstanding at June 30, 2020 (unaudited), December 31, 2019 and June 30, 2019 (unaudited)	—	—	—
Common Stock- $0.01 par value
Common Stock - Authorized 75,000,000; Issued and Outstanding 28,837,560 at June 30, 2020 (unaudited), 28,973,572 at December 31, 2019 and 28,986,729 at June 30, 2019 (unaudited)	288	290	290
Additional Paid-In Capital	110,906	112,093	113,838
Retained Earnings	142,678	127,637	111,261
Accumulated Other Comprehensive Income	3,318	4,774	3,748
Total Shareholders' Equity	257,190	244,794	229,137
Total Liabilities and Equity	$2,754,463	$2,268,830	$2,123,631

Bridgewater Bancshares, Inc. and Subsidiaries
Consolidated Statements of Income

(dollars in thousands, except per share data)

	Three Months Ended			Six Months Ended
	June 30,	March 31	June 30,	June 30,	June 30,
	2020	2020	2019	2020	2019
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
INTEREST INCOME
Loans, Including Fees	$25,913	$25,113	$23,321	$51,026	$45,500
Investment Securities	2,091	2,196	1,928	4,287	3,829
Other	162	159	271	321	458
Total Interest Income	28,166	27,468	25,520	55,634	49,787

INTEREST EXPENSE
Deposits	5,170	5,724	6,020	10,894	11,723
Notes Payable	111	115	130	226	251
FHLB Advances	1,064	1,027	827	2,091	1,602
Subordinated Debentures	479	393	393	872	770
Federal Funds Purchased	—	107	12	107	172
Total Interest Expense	6,824	7,366	7,382	14,190	14,518

NET INTEREST INCOME	21,342	20,102	18,138	41,444	35,269
Provision for Loan Losses	3,000	2,100	600	5,100	1,200

NET INTEREST INCOME AFTER
PROVISION FOR LOAN LOSSES	18,342	18,002	17,538	36,344	34,069

NONINTEREST INCOME
Customer Service Fees	135	240	189	375	380
Net Gain on Sales of Available for Sale Securities	1,361	3	463	1,364	458
Other Income	481	1,476	482	1,957	930
Total Noninterest Income	1,977	1,719	1,134	3,696	1,768

NONINTEREST EXPENSE
Salaries and Employee Benefits	6,348	6,454	5,124	12,802	9,926
Occupancy and Equipment	672	713	785	1,385	1,441
Other Expense	3,691	2,579	3,565	6,270	5,992
Total Noninterest Expense	10,711	9,746	9,474	20,457	17,359

INCOME BEFORE INCOME TAXES	9,608	9,975	9,198	19,583	18,478
Provision for Income Taxes	2,010	2,532	1,189	4,542	3,451
NET INCOME	$7,598	$7,443	$8,009	$15,041	$15,027

EARNINGS PER SHARE
Basic	$0.26	$0.26	$0.27	$0.52	$0.50
Diluted	0.26	0.25	0.26	0.51	0.49
Dividends Paid Per Share	—	—	—	—	—

Non-GAAP Financial Measures

(dollars in thousands) (unaudited)

	For the Three Months Ended			For the Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2020	2020	2019	2020	2019

Efficiency Ratio
Noninterest Expense	$10,711	$9,746	$9,474	$20,457	$17,359
Less: Amortization of Intangible Assets	(47)	(48)	(47)	(95)	(95)
Adjusted Noninterest Expense	$10,664	$9,698	$9,427	$20,362	$17,264
Net Interest Income	21,342	20,102	18,138	41,444	35,269
Noninterest Income	1,977	1,719	1,134	3,696	1,768
Less: Gain on Sales of Securities	(1,361)	(3)	(463)	(1,364)	(458)
Adjusted Operating Revenue	$21,958	$21,818	$18,809	$43,776	$36,579
Efficiency Ratio	48.6%	44.4%	50.1%	46.5%	47.2%

Adjusted Efficiency Ratio
Noninterest Expense	$10,711	$9,746	$9,474	$20,457	$17,359
Less: Amortization of Tax Credit Investments	(362)	(85)	(1,390)	(447)	(1,567)
Less: FHLB Advance Prepayment Fees	(1,430)	—	—	(1,430)	—
Less: Amortization of Intangible Assets	(47)	(48)	(47)	(95)	(95)
Adjusted Noninterest Expense	$8,872	$9,613	$8,037	$18,485	$15,697
Net Interest Income	21,342	20,102	18,138	41,444	35,269
Noninterest Income	1,977	1,719	1,134	3,696	1,768
Less: Gain on Sales of Securities	(1,361)	(3)	(463)	(1,364)	(458)
Adjusted Operating Revenue	$21,958	$21,818	$18,809	$43,776	$36,579
Adjusted Efficiency Ratio	40.4%	44.1%	42.7%	42.2%	42.9%

	For the Three Months Ended			For the Six Months Ended
	June 30,	March 31	June 30,	June 30,	June 30,
	2020	2020	2019	2020	2019
Pre-Provision Net Revenue
Noninterest Income	$1,977	$1,719	$1,134	$3,696	$1,768
Less: Gain on sales of Securities	(1,361)	(3)	(463)	(1,364)	(458)
Total Operating Noninterest Income	616	1,716	671	2,332	1,310
Plus: Net Interest income	21,342	20,102	18,138	41,444	35,269
Net Operating Revenue	$21,958	$21,818	$18,809	$43,776	$36,579

Noninterest Expense	$10,711	$9,746	$9,474	$20,457	$17,359
Less: Amortization of Tax Credit Investments	(362)	(85)	(1,390)	(447)	(1,567)
Less: FHLB Advance Prepayment Fees	(1,430)	—	—	(1,430)	—
Total Operating Noninterest Expense	$8,919	$9,661	$8,084	$18,580	$15,792

Pre-Provision Net Revenue	$13,039	$12,157	$10,725	$25,196	$20,787

Plus:
Non-Operating Revenue Adjustments	1,361	3	463	1,364	458
Less:
Provision for Loan Losses	3,000	2,100	600	5,100	1,200
Non-Operating Expense Adjustments	1,792	85	1,390	1,877	1,567
Provision for Income Taxes	2,010	2,532	1,189	4,542	3,451
Net Income	$7,598	$7,443	$8,009	$15,041	$15,027

Average Assets	$2,622,272	$2,317,040	$2,069,707	$2,469,656	$2,040,602
Pre-Provision Net Revenue Return on Average Assets	2.00%	2.11%	2.08%	2.05%	2.05%

	As of and for the Three Months Ended			As of and for the Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2020	2020	2019	2020	2019

Tangible Common Equity and Tangible Common Equity/Tangible Assets
Common Equity	$257,190	$248,143	$229,137
Less: Intangible Assets	(3,391)	(3,439)	(3,582)
Tangible Common Equity	253,799	244,704	225,555
Total Assets	2,754,463	2,418,730	2,123,631
Less: Intangible Assets	(3,391)	(3,439)	(3,582)
Tangible Assets	$2,751,072	$2,415,291	$2,120,049
Tangible Common Equity/Tangible Assets	9.23%	10.13%	10.64%

Tangible Book Value Per Share
Book Value Per Common Share	$8.92	$8.61	$7.90
Less: Effects of Intangible Assets	(0.12)	(0.12)	(0.12)
Tangible Book Value Per Common Share	$8.80	$8.49	$7.78

Average Tangible Common Equity
Average Common Equity	$255,109	$250,800	$231,374	$252,955	$228,625
Less: Effects of Average Intangible Assets	(3,419)	(3,466)	(3,605)	(3,442)	(3,630)
Average Tangible Common Equity	$251,690	$247,334	$227,769	$249,513	$224,995

Bridgewater Bancshares, Inc. and Subsidiaries

Analysis of Average Balances, Yields and Rates (year-to-date)

(dollars in thousands, except per share data) (Unaudited)

	For the Six Months Ended
	June 30, 2020			June 30, 2019
	Average	Interest	Yield/	Average	Interest	Yield/
	Balance	& Fees	Rate	Balance	& Fees	Rate
(dollars in thousands)
Interest Earning Assets:
Cash Investments	$69,267	$96	0.28%	$33,071	$258	1.57%
Investment Securities:
Taxable Investment Securities	195,873	2,691	2.76	139,651	2,031	2.93
Tax-Exempt Investment Securities (1)	93,260	2,020	4.36	106,823	2,276	4.30
Total Investment Securities	289,133	4,711	3.28	246,474	4,307	3.52
Paycheck Protection Program Loans (2)	70,037	873	2.51	—	—	—
Loans (1)(2)	1,983,641	50,220	5.09	1,731,928	45,500	5.30
Total Loans	2,053,678	51,093	5.00	1,731,928	45,500	5.30
Federal Home Loan Bank Stock	10,370	225	4.37	7,802	200	5.17
Total Interest Earning Assets	2,422,448	56,125	4.66%	2,019,275	50,265	5.02%
Noninterest Earning Assets	47,208			21,327
Total Assets	$2,469,656			$2,040,602
Interest Bearing Liabilities:
Deposits:
Interest Bearing Transaction Deposits	259,704	808	0.63%	192,020	619	0.65%
Savings and Money Market Deposits	527,445	3,232	1.23	423,310	3,704	1.76
Time Deposits	382,256	4,299	2.26	341,836	4,001	2.36
Brokered Deposits	269,000	2,555	1.91	279,366	3,399	2.45
Total Interest Bearing Deposits	1,438,405	10,894	1.52	1,236,532	11,723	1.91
Federal Funds Purchased	12,422	107	1.74	13,459	172	2.58
Notes Payable	12,253	226	3.71	14,250	251	3.55
FHLB Advances	183,099	2,091	2.30	127,713	1,602	2.53
Subordinated Debentures	27,986	872	6.27	24,660	770	6.30
Total Interest Bearing Liabilities	1,674,165	14,190	1.70%	1,416,614	14,518	2.07%
Noninterest Bearing Liabilities:
Noninterest Bearing Transaction Deposits	523,828			385,758
Other Noninterest Bearing Liabilities	18,708			9,605
Total Noninterest Bearing Liabilities	542,536			395,363
Shareholders' Equity	252,955			228,625
Total Liabilities and Shareholders' Equity	$2,469,656			$2,040,602
Net Interest Income / Interest Rate Spread		41,935	2.96%		35,747	2.95%
Net Interest Margin (3)			3.48%			3.57%
Taxable Equivalent Adjustment:
Tax-Exempt Investment Securities		(491)			(478)
Net Interest Income		$41,444			$35,269

(1)	Interest income and average rates for tax-exempt investment securities and loans are presented on a tax-equivalent basis, assuming a statutory federal income tax rate of 21%.
(2)	Average loan balances include nonaccrual loans. Interest income on loans includes amortization of deferred loan fees, net of deferred loan costs.
(3)	Net interest margin includes the tax equivalent adjustment and represents the annualized results of: (i) the difference between interest income on interest earning assets and the interest expense on interest bearing liabilities, divided by (ii) average interest earning assets for the period.